EXHIBIT 10.1

PRIVATE AND

CONFIDENTIAL

Date:     ___________, 2013

To:        [Name]

[Job Title]

From:    Alice A. Cobb

            Senior Vice President, Human Resources and IT

Re:        2013 PERFORMANCE SHARES AWARD

The Board of Directors authorized your participation in the NV Energy, Inc. 2004 Executive Long-Term Incentive Plan (the "Plan") for 2013.  This document provides a brief summary of your rights under the Plan and the terms and conditions of this grant of Performance Share Units (“Performance Shares”).  It is important that you sign page 4 of this agreement, return the original to Compensation, and retain a copy for your files.

The Plan provides complete details of your rights under the Plan, as well as all of the conditions and limitations affecting such rights.  If there is any inconsistency between the terms of this summary and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this summary. Unless otherwise defined herein, capitalized terms shall have the same meaning as their definitions in the Plan.

The Board of Directors specifically designates Officers and Executives that are eligible to participate in the Plan.  Officers, Executives, and other selected employees are considered “insiders” and their ability to purchase and sell NVE shares will be subject to insider trading and reporting rules of the SEC.  The Performance Shares granted to you under the Plan are nontransferable, other than by will or by the laws of descent and distribution.

1.     Date of Grant:    [Grant Date]

2.     Length of Performance Period:    The Performance Period began on January 1, 2013 and is scheduled to end on December 31, 2015.

3.     Overview of Your Performance Shares

A.    Number of Performance Shares Granted at Target:   ____________

Determination of Performance Shares Earned:    The performance measure for this portion of the grant was established by the Board of Directors to be Cumulative Earnings Per Share (EPS) as a percentage of target.  In determination of performance, the Board will consider adjustments for gains and losses on the sale of assets, out-of-period items, reserve adjustments, and unusual and/or non-recurring items of gain or loss.

The Cumulative EPS target for the Performance Period is $______.

[Name]	Private and
Page 2 of 4	Confidential

The number of Performance Shares to be earned for this portion of the grant will be based on the following table, with the amount of Performance Shares to be awarded proportionately adjusted to the extent performance is between the values set forth in the table:

Performance (% of target)	Payout %	Shares to be Awarded
< 90%	0%
90.0%	50%	Threshold:
92.5%	63%
95.0%	75%
97.5%	88%
100.0%	100%	Target:
102.5%	125%
105.0%	150%
107.5%	175%
≥ 110.0%	200%	Optimal:

B.    Number of Performance Shares Granted at Target:    «_________

Determination of Performance Shares Earned:    The performance measure for this portion of the grant was established by the Board of Directors to be Total Shareholder Return.  The measurement compares NVE stock price appreciation plus dividends over the Performance Period against the Total Shareholder Return of the other companies that have been in the EEI Index over the entire Performance Period.

The number of Performance Shares to be earned for this portion of the grant will be based on the following table, with the amount of Performance Shares to be awarded proportionately adjusted to the extent performance is between the values set forth in the table.

Performance	Payout %	Shares to be Awarded
< 35th Percentile	0%
35th Percentile	50%	Threshold:
50th Percentile	100%	Target:
75th Percentile	150%
80th Percentile	167%
85th Percentile	183%
90th Percentile	200%	Optimal:

4.     Final Award Determination:  The initial number of Performance Shares granted will be modified upwards or downwards based on performance criteria outlined above.

5.     Pay-out of Performance Shares:  The Committee shall have sole discretion to determine the degree to which the performance goals have been attained.  Subject to the terms of the Plan, you will receive a pay-out of the aggregate value of your earned Performance Shares within 70 days following the end of the Performance Period.  The pay-out of the aggregate value of your Performance Share grant will be made in the form of shares, minus shares withheld to pay applicable taxes.  Shares withheld to pay applicable taxes will be calculated at the minimum rate to cover required taxes.

6.     Payment of Dividends:  The Company shall credit the Performance Shares to a bookkeeping account (the “Account”) maintained by the Company for your benefit.  Upon the occurrence of an event set forth in Section 9A.1 of the Plan, the number of Performance Shares credited to the Account shall be equitably and appropriately adjusted as provided in that Section.

[Name]	Private and
Page 3 of 4	Confidential

On each date that cash dividends are paid on shares of Company common stock, the Company will credit the Account with a number of additional Performance Shares equal to the result of dividing (i) the product of the total number of Performance Shares credited to the Account on the record date for such dividend and the per share amount of such dividend by (ii) the Fair Market Value of one share of common stock on the date such dividend is paid by the Company to shareholders.  The additional Performance Shares shall be or become vested to the same extent as the Performance Shares that resulted in the crediting of such additional Performance Shares.

7.     Termination of Employment:

a.     By Death, Disability, or Retirement:   In the event your employment is terminated during a Performance Period by reason of death, Disability, or Retirement, you or your designated beneficiary will receive a prorated pay-out of the Performance Shares.  The amount of pay-out shall be determined based on the length of time you were actively employed during the Performance Period and the achievement of the pre-established performance goals.  The Committee shall have sole discretion to determine the degree to which the performance goals have been attained.  Payment will be made at the same time payments are made to Participants who did not terminate employment during the Performance Period.  For purposes of this Award, Retirement means the cessation of performance of services for the Company and its Subsidiaries after (i) attainment of age 55 with 10 years of service; (ii) attainment of age 60 with 5 years of service; or (iii) attainment of age 59½ for individuals who participate in the NV Energy 401(k) Plan. For purposes of determining whether you have “Retired,” service shall be measured by completed calendar months of employment.

b.    For Other Reasons:  In the event your employment is terminated for any other reason your Performance Shares shall be forfeited to the Company.

8.  Confidentiality.  By signing this document, you agree that the existence and all terms of this award are confidential and may not be disclosed by you to any third parties (including coworkers), except that you may disclose this award to your immediate family members, your financial, tax and legal advisors, or as may be required by law or by any compulsory judicial or administrative process.

9.  Change in Control:    In the event the Performance Shares are assumed by an acquiring company as part of a corporate reorganization, the performance target shall be deemed satisfied at 100% and the payment of the Performance Shares shall only be subject to the continued employment of the Participant through the Performance Period (or termination under section 7(a)).  In addition, the terms of the Company’s change-in-control policy, as it may be adopted from time to time, shall apply.  If the Performance Shares are not assumed, they shall be paid out at 100% of target immediately before the consummation of any transaction in which the Company is not the surviving Company.

10.  Section 409A:  It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award shall be construed and interpreted consistent with that intent.

11. Clawback.  This Award and any resulting payment or shares is subject to set-off, recoupment, or other recovery or "claw back" as required by applicable law or by any Company policy on the claw back of compensation, as amended from time to time.

[Name]	Private and
Page 4 of 4	Confidential

         Please acknowledge your receipt of this document by signing the following representation:

Executive Long-Term Incentive Plan

2013-2015 Performance Shares

Date of Grant:  ___________

Acknowledgement of Participation

By signing a copy of this Award Agreement, I acknowledge that I have read the Plan and that I fully understand all of my rights under the Plan and this Award Agreement and summary, as well as all of the terms and conditions which may limit my eligibility to receive a pay-out with respect to the Performance Shares granted under the Plan.  Without limiting the generality of the preceding sentence, I understand that my right to receive a pay-out with respect to the Performance Shares granted to me under the Plan is conditioned upon my continued employment with the Company, that the Plan can be terminated at any time and that the Board reserves the right, at its sole discretion, to determine whether there shall be awards and the amounts thereof under the Plan, and that its discretion need not be exercised uniformly or consistently.

                                                                                    By

                                                                                             Name

                                                                                    Date__________________

Please refer any questions you may have regarding your Performance Shares to _______________ at ___________________.